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                                                                    EXHIBIT 99.3

                           JUPITER COMMUNICATIONS, LLC

                                1997 OPTION PLAN

SECTION 1. PURPOSE OF THE PLAN.

         The purpose of this plan (the "Plan" is to promote the interests of Jupiter Communications, LLC, a New York limited liability company (the "Company"), and its Members by permitting the Company to grant options to purchase Units (as hereinafter defined) in the Company to Key Employees (as hereinafter defined) of the Company, in order to attract, retain and reward such persons and strengthen the mutuality of interests between them and the Company.

SECTION 2. ADMINISTRATION.

         (a) The Plan shall be administered by a Compensation Committee of the Managing Members (the "committees") consisting of all the Managing Members. A majority-in-interest of the members of the Committee shall constitute a quorum, and a majority-in-interest of the members present at any meeting at which a quorum is present shall constitute the acts of the Committee. For purposes of determining a majority-in-interest of the members of the Committee and a majority-in-interest of the members present at any meeting, the interest of each member of the Committee who is a Class A Member shall be equal to his Sharing Ratio on the date of meeting or consent. The interest of each member of the Committee who is a Class B Designee shall be determined pursuant to section 7.5(c) of the Second Amended and Restarted Operating Agreement of Jupiter Communications, LLC, as amended (such agreement, as the same may be amended, supplemented, restated or modified from time to time, is referred to herein as the "Operating Agreement").

         (b) Subject to the express provisions of the Plan, the Committee shall have full authority, in its discretion, to determine the individuals to whom, and the time or times at which, options shall be granted; the number of Units subject to each option; the option price per Unit; the exercise period of each option; and the other terms and provisions of the option. Grants of options need not be identical.

         (c) The Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and




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provisions of the Plan and any options granted pursuant to the Plan and any agreements relating thereto, and otherwise to supervise the administration of the Plan.

         (d) All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee's sole discretion and shall be final and binding on all persons, including the Company and Plan participants,

         (e) Notwithstanding the foregoing, any grant of an option to a Managing Member shall be subject to the provisions if any, of the Operating Agreement

SECTION 3. UNITS SUBJECT TO PLAN.

         The Members intend to amend the Second Amended and Restated Operating Agreement, as amended, to issue Units of the Company to the Members, pro rata, in proportion to their respective Sharing Ratios as of the date of such amendment such that the number of Units issued to each Member as of such date divided by the total number of Units issued to all Members as of such date shall be equal to his respective Sharing Ratio as of such date. The total number of Units issued to all Members as of such date pursuant to such amendment shall not be less than 9,000,000 Units. For purposes of thereafter determining a majority-in-interest of the members of the Committee and a majority-in-interest of the members present at any meeting, the interest of each member of the Committee shall be equal to (a) one hundred percent (100%) multiplied by (b) a fraction, the numerator of which is the number of Units held by such member on the date of the meeting or Consent and the denominator of which is the total number of Units outstanding as of such date.

         The Committee is authorized to cause the Company to issue options to acquire 1,590,000 Units to Key Employees and, in the case of Key Employees who are not Members of the Company, to admit them to the Company as Class B Members upon exercise of such options, all without the further consent or approval of the Members. The 1,590,000 Units reserved and available for issuance upon the exercise of options granted pursuant to the Plan shall be subject to adjustment as hereinafter provided. Any Units subject to options which for any reason expire or are terminated unexercised shall again become available for options under the Plan.



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SECTION 4. ELIGIBILITY.

         (a) The Committee may, consistent with the purpose of the Plan, grant options, from time to time, within ten (10) years from the date of adoption of the Plan by the Company, to Key Employees of the Company and covering such number of Units as the Committee may determine. Eligible persons may receive more than one grant of an option under the Plan.

         (b) For purposes of the Plan, a Key Employee of the Company shall mean
(i) any employee of the Company or its Affiliates and (ii) any Member of the Company who receives compensation for services from the Company (A) determined without regard to the income of the Company or (3) for services deemed to be performed for the Company in a capacity other than as a Member. An Affiliate of the Company shall mean any partnership, limited liability company or other entity, other than the Company, that is designated by the Committee as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 50 percent of the capital or profits of such entity or 50 percent of the combined voting power of all classes of stock of such entity.

SECTION 5. OPTIONS.

         (a) Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee, in its sole discretion, shall deem desirable, which shall be evidenced by a Unit option agreement or instrument of grant (collectively, "option agreement"):

                  (i) Option Price. The option price per Unit shall be determined by the Committee at the time of grant but shall be not less than $.50 per Unit

                  (ii) Option Term. The term of each option shall be fixed by the Committee, but no option shall be exercisable more than seven (7) years after the date the Option is granted.

                  (iii) Exercisability. Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides, in its sole discretion, that any option is exercisable only in installments, the Committee may waive such




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installment exercise provisions at any time at or after grant in whole or in part, based on such factors as the Committee shall, in its sole discretion, determine.

                  (iv) Method of Exercise.

                           (A) Subject to whatever installment exercise
provisions apply pursuant to Paragraph 5(a)(iii) of the Plan, options may be exercised in whole at any time or in part from time to time by giving written notice of exercise to the Company specifying the number of Units to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by check, note or such other instrument, securities or property as the Committee may in its sole discretion accept.

                           (B) No Units shall be issued until full payment
therefor has been received by the Company. If a personal check is given in payment of the exercise price, no Units shall be issued to the optionee until the Company's bank shall have advised the Company that such check has cleared. In the event of any payment by note or other instrument, the Units shall not be issued until such note or other instrument shall have been paid in full, and the exercising optionee shall have no rights as a Member (with respect to such Units) until such payment is made.

                           (C) An optionee shall have no rights to distributions
or other rights of a Member with respect to Units subject to an option until (I) the Company has received full payment, pursuant to the terms of this Paragraph 5(a)(iv), for the Units as to which the option is being exercised (11) in the case of an optionee who has not previously been admitted as a Member of the Company, the optionee has adopted and approved in writing all the terms and provisions of the operating agreement of the Company then in effect and executed any and all documents that the Managing Member may deem necessary in connection with the admission of such optionee to the Company as a Class B Member and (11I) if requested, the optionee has given the representation described in Paragraph 9(a) of the Plan.

                  (v) Non-Transferability of Options. No option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and all options shall be exercisable, during the optionee's lifetime, only by the optionee or, in the event that the optionee shall be determined to be incompetent, by his legal representative.



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                  (vi) Termination. Except as expressly provided in Paragraph
5(b) and Section 6(b) of the Plan, an option shall terminate immediately upon the optionee's death or termination of Employment for any reason or upon the merger or consolidation of the Company into any limited liability company, partnership or corporation or the sale or exchange by the Company of all or substantially all of the Company's business and assets. Termination of Employment shall mean (I) termination of employment as an employee of the Company and (II) termination of the performance of services by a Member for the Company in a case in which the Member has received compensation for such services from the Company (A) determined without regard to the income of the Company or (B) deemed to have been performed for the Company in a capacity other than as a Member. Notwithstanding anything contained in this Plan, or a related option agreement to the contrary, in no event shall a Key Employee of the Company who is terminated for cause have the right to exercise any option or options granted to such employee under this Plan. For these purposes, the term "terminated for cause"` shall include, without limitation, the termination of an optionee as the result of a breach of any agreement between the Company or any Affiliate of the Company and such optionee by such optionee, acts of dishonesty or deliberate misconduct, dereliction of duty, or any other reason which in the sole judgment of the Company or any Affiliate of the Company, as the case may be, makes it advisable to terminate the Employment of such optionee with the Company or such Affiliate, as the case may be.

                  (vii) Restrictions on Transfer of Units. Units issuable upon the exercise of an option shall be subject to such restrictions as the Committee may, in its sole discretion, deem necessary or desirable. Any certificate of beneficial interest for such Units shall bear an appropriate legend setting forth such transfer restrictions and stating that no transfer in violation of such transfer restrictions shall be registered on the books of the Company.

         (b) The Committee may, in its sole discretion, include any of the following provisions in the option agreement;

                  (i) If, at the date of the optionee's death or a termination of the optionee's Employment as a result of a disability or on retirement or for any other reason other than cause, a Public



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Offering Event, as hereinafter defined, shall have occurred, then the option may be exercised, to the extent exercisable on the date of death or termination of Employment, during the one (1) year period following the date of death or the three (3) month period following the date of termination of Employment, but in no event subsequent to the last day of the stated term of the option. The term "Public Offering Event" shall mean such date as the Company or its successor shall have received the proceeds from its initial public offering of securities pursuant to the Securities Act of 1933, as amended, or Regulation A thereunder or the Units shall be otherwise registered pursuant to the Securities Exchange Act of 1934, as amended.

                  (ii) (A) If at the date of the optionee's death or a termination of an optionee's Employment as a result of a disability or on retirement or for any other reason other than cause (such date hereinafter referred to as the "Termination Date"), a Public Offering Event shall not yet have occurred, then the Company shall have the right in its sole discretion to purchase such optionee's option for an amount (the "Purchase Price") equal to the excess, if any, of (1) the aggregate value, as of the Termination Date, of the Units subject to the option of such optionee over (II) the aggregate exercise price of the options for the purchase of such Units. For these purposes, (I) Units subject to the option of such optionee shall be deemed to be limited to those Units (x) with respect to which the option was exercisable immediately prior to the Termination Date and (y) with respect to which the exercise price was less than the value of such Unit as of the Termination Date and (II) the value of each Unit as of the Termination Date shall be determined by the Committee in its sole discretion. Such right of the Company to purchase the optionee's option shall be exercisable by written notice given to the optionee (or his legal representative) within ninety (90) days after the Termination Date ("Purchase Notice"). If the Purchase Notice is not given by the Company as aforesaid, then the option may be exercised, to the extent exercisable on the Termination Date, within one hundred eighty (180) days after the Termination Date.

                           (B) If the Purchase Notice is given pursuant to
paragraph 5(b)(ii)(A), then twenty percent (20%) of the Purchase Price payable by the Company shall be payable by the Company no later than one hundred eighty
(180) days after the Termination Date. The balance of the Purchase Price




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shall be paid in five annual installments of sixteen percent (16%) of the
Purchase Price commencing on the first anniversary of the first payment date, together with interest at a rate determined by the Committee in its sole discretion.

                  (iii) A Sale Event shall mean the merger of the Company into another limited liability company, a partnership or a corporation in which the then existing Managing Members of the Company have an equity interest of less than thirty percent (30%) or a sale or exchange by the Company of all or substantially all of its businesses and assets to an entity in which the then existing Managing Members of the Company have an equity interest of less than thirty percent (30%). For purposes of this paragraph, a Managing Member shall be considered as owning the equity interests owned by his spouse, children, grandchildren parents and the parents of his spouse. Notwithstanding the provisions of Paragraph 5(a)(vi) of the Plan, in the event of a Sale Event:

                           (A) The Committee, at its sole discretion, with
respect to an option which is or would be exercisable as of the effective date of such Sale Event, shall determine whether such option shall either (I) terminate as of the effective date of such Sale Event unless exercised prior thereto or (II) continue in effect in accordance with its terms, in which case such option shall be amended or deemed to be amended so that the optionee, upon exercise of the option, shall be entitled to receive in respect of each Unit subject to the option the same amount and kind of membership interest, stock, securities, cash, property or other consideration that each holder of a Unit is entitled to receive in respect of a Unit in the transaction constituting such Sale Event.

                           (B) The Committee, at its sole discretion, with
respect to an option which is not and would not be exercisable as of the effective date of such Sale Event, shall determine whether such option shall either (I) become immediately exercisable, in which case the provisions of Paragraph 5(b)(iii)(A) shall apply to such option and the Committee shall also determine Whether subparagraph (I) or (II) of such Paragraph shall be applicable to such option or (II) continue in effect in accordance with its terms, in which case such option shall be amended or deemed to be amended so that the optionee shall, upon exercise of the option, be entitled to receive in respect of each Unit subject to the option the same




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amount and kind of stock, securities, cash, property or other consideration that each holder of a Unit is entitled to receive in respect of a Unit in the transaction constituting such Sale Event, provided however that nothing in this Paragraph 5(b)(iii)(B) shall be interpreted to accelerate the date on which an option may be exercised if the Committee shall determine that such option shall continue in accordance with its terms pursuant to option (II) of this Paragraph 5(b)(iii)(B).

                           (C) Any determination made by the Committee pursuant
to this Paragraph 5(b)(iii) shall be conclusive notwithstanding any other provision of this Plan or any option agreement entered into in accordance with this Plan.

                  (iv) (A) (I) If at the date of the optionee's death or a termination of the optionee's Employment with the Company for any reason, a Public Offering Event shall not yet have occurred, the Company shall have the right in its discretion to purchase all, and not less than all, of the Units previously issued upon the exercise, if any, of any options by the terminating optionee from the optionee or his legal representative for an amount (the "Unit Repurchase Price'), which shall be determined pursuant to the provisions of (8) and (C) of this Paragraph 5(b)(iv). Such right shall be exercisable by written notice given to the optionee (or his legal representative) by the Company ("Unit Purchase Notice") within ninety (90) days after the date of death or termination of Employment (such date of death or termination of Employment hereinafter referred to as the "Date of Termination'). If the Unit Purchase Notice is given, then twenty percent (20%) of the Unit Repurchase Price shall be paid no later than one hundred eighty (180) days after the Date of Termination. The balance of the Unit Repurchase Price shall be paid in five annual installments of sixteen percent (16%) of the Unit Repurchase Price commencing on the first anniversary of the first payment date, together with interest at a rate determined by the Committee in its sole discretion.

                                (II) If following the date of the optionee's
death or a termination of the optionee's Employment as a result of a disability or on retirement or for any other reason other than cause, a Unit Purchase Notice is given pursuant to paragraph 5(b)(iv)(A), then the Company shall also be deemed to have given a Purchase Notice pursuant to paragraph 5(b)(ii)(A)) with respect to any Units



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subject to the option of such optionee (as defined in paragraph 5(b)(ii)(A)) and the provisions of paragraph 5(b)(ii)(13) shall apply.

                           (B) In the event of the death or termination of the
optionee's Employment as a result of a disability or on retirement or for any other reason other than cause, the Unit Repurchase Price shall be equal to the amount determined by multiplying (I) the number of Units being repurchased by the Company by (II) the value of each Unit as determined by the Committee at the Date of Termination. For these purposes, the value of each Unit on the Date of Termination shall be determined by the Committee in its sole discretion.

                           (C) In the event of the termination of the optionee's
Employment for cause, the Unit Repurchase Price shall be equal to the sum of the Purchase Prices for the Units being repurchased by the Company. The Purchase Price for a Unit shall be equal to the sum of (I) the exercise price paid by the Optionee for the such Unit plus (minus) (II) any increase (decrease) in the Company's book value per Unit (computed in accordance with generally accepted accounting principles) from the last day of the month ending immediately preceding the date of grant of the Option with respect to such Unit to the last day of the fiscal quarter ending immediately prior to the Date of Termination.

                           (D) Subject to the limitations set forth in Section
736 of the Internal Revenue Code of 1986, as amended ("Code"), the Committee shall determine the portion of the Unit Repurchase Price payable under the provisions of (B) or (C) of this Paragraph 5(b)(iv) which shall be considered as a liquidating distribution made in exchange for the Member's interest in Company property (except for unrealized receivables and goodwill) under Section 736(b)(1) of the Code and the portion which shall be considered a "guaranteed payment" pursuant to Section 736(a) of the Code.

SECTION 6. ADJUSTMENTS.

         (a) In the event of any merger, reorganization, consolidation, recapitalization, split or subdivision of Units, distribution of Units, combination or reclassification of Units, or other change in the capital structure affecting the Units (other than a Sale Event or Conversion Event (as hereinafter defined)), such substitution or adjustment as shall be deemed appropriate by the Committee, shall be




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made in the aggregate number of Units reserved for issuance under the Plan and in the number and option price of Units subject to outstanding options granted under the Plan

         (b) In the event of a Conversion Event, each option shall be amended or deemed to be amended in a manner co Consistent with conversion or exchange of other Units (as reasonably determined by the Committee) so that an optionee shall, upon exercise of an option, be entitled to receive in respect of each Unit subject to the option the same amount and kind of stock or other securities that a Class B Member who is the holder of a Unit is entitled to receive in respect of a Unit in the transaction constituting such Conversion Event A Conversion Event shall mean the transfer of all or substantially all of the business and assets of the Company in exchange for stock of a corporation and the distribution of such stock to the Members of the Company, the merger of the Company into a corporation or a similar transaction whereby the business and assets of the Company are acquired by a successor corporation. Notwithstanding the foregoing, a Conversion Event shall not include a transfer of all or substantially all of the assets and business of the Company if the then existing Managing Members of the Company do not have an equity interest of thirty (30%) percent or more in the corporation immediately after the transfer and distribution unless the Managing Members specifically determine that such transfer is a Conversion Event. For purposes of this paragraph, a Managing Member shall be considered as owning the equity interests owned by his spouse, children, grandchildren, parents and the parents of his spouse.

SECTION 7. AMENDMENTS AND TERMINATION.

         (a) The Committee may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of an optionee or participant under any option theretofore granted without the optionee's consent, and no amendment will be made without approval of the Members if such amendment requires Member approval under the operating agreement of the Company then in effect.

         (b) The Committee may amend the terms of any option or other award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any optionee without the




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optionee's consent. The Committee may also substitute new options for previously granted options (on a one for one or other basis), including previously granted options having higher option exercise prices.

         (c) Notwithstanding other provision of this Section 7, in the event the Members amend the Operating Agreement to provide for the admission of non-voting Members, the Committee may amend the terms of any option theretofore granted, prospectively or retroactively, to provide that (i) upon exercise of such option, by or on behalf of an optionee not previously admitted to the Company as a Class B Member, the optionee (or his legal representative) shall be admitted to the Company as a non-voting Member rather than as a Class B Member and (ii) upon exercise of such option by or on behalf of an optionee previously admitted to the Company as a Class B Member, such optionee (or his legal representative) shall have no voting rights with respect to the Units received on exercise of such option.

SECTION 8. UNFUNDED STATUS OF THE PLAN.

         The Plan is intended to constitute an "unfunded" plan. With respect to any payments to be made to an optionee by the Company, nothing contained in the Plan shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company.

SECTION 9. GENERAL PROVISIONS.

         (a) The Committee may require each person purchasing Units pursuant to an option under the Plan to represent to and agree with the Company in writing that the optionee or participant is acquiring the Units for investment and not with a view to the sale or distribution thereof. Any certificates for such Units may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates of beneficial interest for Units delivered under the Plan shall be subject to such restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Units are then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If the Company shall have an option to repurchase the Units in the event of the optionee's death or termination




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of Employment, the Committee may instruct the Company to place an appropriate legend on any certificates representing such Units.

         (b) Nothing contained in this Plan shall prevent the Committee from adopting other or additional compensation arrangements, subject to Member approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

         (c) Neither the adoption of the Plan nor the grant of any award pursuant to the plan shall confer upon any employee or Member of the Company or any Affiliate any right to continued Employment with the Company or an Affiliate, as the case may be, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate the Employment of any of its employees or Members at any time.

         (d) No later than the date as of which an amount first becomes includible in the gross income of the optionee for Federal income tax purposes with respect to any option granted or exercised under the Plan, the optionee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the optionee. Upon the request of the optionee, the Committee may, in its sole discretion, authorize the Company to satisfy the withholding tax obligation of the optionee by having the Company withhold certain of the Units issuable pursuant to the exercise of the option. The Units withheld shall have, as of the date on which the amount of tax required to be withheld is determined, a fair market value equal to the minimum amount of taxes required to be withheld in connection with the exercise of the option.

         (e) Capitalized terms and terms not otherwise defined herein shall have the meanings ascribed to such terms in the Operating Agreement.

SECTION 10. EFFECTIVE DATE OF PLAN.

         The Plan shall be effective as of the date the Plan is approved by 80%-in-interest of the Members.

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SECTION 11. TERM OF PLAN.

         Options may be granted pursuant to the Plan during the ten (10) year period commencing on the date the Plan is approved by 80%-in-interest of the Members, until the Plan shall be terminated, but options granted prior to such termination may extend beyond that date.




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